DELAWARE POOLED TRUST

Registration No. 811-06322
FORM N-SAR
Annual Period Ended October 31, 2009

SUB-ITEM 77D: Policies with respect to security investments

On May 21, 2009, the Board of Trustees responsible for The Intermediate Fixed Income Portfolio (the
"Reorganizing Fund") approved a proposal to reorganize the Reorganizing Fund with and into a newly organized fund, Delaware Core Bond Fund (the "Acquiring Fund"), a series of Delaware Group Income
Funds, with and into the Acquiring Fund. The Board of Trustees responsible for the Acquiring Fund also approved the reorganization. This information is herein incorporated by reference to the Supplement dated May 28, 2009 to The Intermediate Fixed Income Portfolio's prospectus dated February 27, 2009 as filed with the SEC on May 28, 2009. (SEC Accession No. 0000201670-09-000015).

On September 15, 2009, by Written Consent of Shareholder, the shareholders of The Intermediate Fixed
Income Portfolio, a series of Delaware Pooled Trust voted to approve the Reorganization of the
Reorganizing Fund into the Acquiring Fund which provided for: (i) the transfer of all of the assets and liabilities of The Intermediate Fixed Income Portfolio in exchange for Class A Shares of the Delaware
Core Bond Fund; (ii) the pro rata distribution of shares of Delaware Core Bond Fund to the shareholders of The Intermediate Fixed Income Portfolio; and (iii) the complete liquidation and dissolution of The
Intermediate Fixed Income Portfolio.

On September 30, 2009, The Intermediate Fixed Income Portfolio reorganized into Delaware Core Bond
Fund.

SUB-ITEM 77Q.1: Exhibits

Exhibit Reference

77.Q.1.1 Certificate of Amendment to Agreement and Declaration of Trust of Delaware
Pooled Trust dated February 26, 2009, attached as Exhibit.

77.Q.1.2 Certificate of Amendment to Agreement and Declaration of Trust of Delaware
Pooled Trust dated August 18, 2009, attached as Exhibit.
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